Exhibit 10.1
2020 EQUITY INCENTIVE PLAN
GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT

Private & Confidential (Addressee Only)

Participant Name
Employee ID
Grant ID: Client Grant ID
We are pleased to advise the Optionee (the “Optionee”) that Analog Devices, Inc., a Massachusetts corporation (the “Company”), has granted to the Optionee an option to purchase that number of shares of Common Stock set forth below (the “Option”) subject to the terms and conditions of the Analog Devices, Inc. 2020 Equity Incentive Plan (the “Plan”), and this Global Non-Qualified Stock Option Agreement, including Appendix A, which includes any applicable country-specific provisions. This Global Non-Qualified Stock Option Agreement, together with Appendix A, is referred to as the “Agreement.” The grant of this Option reflects the Company’s confidence in the Optionee’s commitment and contributions to the success and continued growth of the Company.
All terms not defined herein shall have the meanings assigned to such terms in the Plan.
1.Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company has granted to the Optionee an Option to purchase that number of shares of Common Stock (the “Option Shares”) effective on the Date of Grant set forth below:
Date of Grant:    Grant Date
Number of Option Shares Granted:    Number of Awards Granted
Option Exercise Price Per Share:    Grant Price
2.Vesting and Exercise of Option. Subject to the Optionee’s continued employment with the Company or the Employer (as defined in 3(h) below) and other limitations set forth in this Agreement and the Plan, the Option will vest as to a set number of shares on each of the scheduled vesting dates. Vesting Schedule.
The right of exercise is cumulative, so that an Option, once vested, may be exercised, in whole or in part, at any time up to Expiration Date, the expiration date, or such earlier date as provided in Section 3 below or in the country-specific provisions in Appendix A.
3.Term of Option; Termination of Employment.
(a)The term of the Option is ten (10) years after the Date of Grant, subject, however, to the early termination provisions set forth herein.
(b)Except as otherwise provided herein, the Option shall be exercisable by the Optionee (or his or her successor in interest) following the termination of the Optionee’s employment only to the extent that the Option was vested on or prior to the date of such termination.
(c)The vesting of the Option shall terminate on the date the Optionee voluntarily terminates employment with the Company or the Employer (as defined in Section 3(h)) or on the date his or her employment is terminated by the Company or the Employer without “Cause” (as defined in paragraph (d)), but any Option that is vested on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date.
(d)The Option shall terminate on the date the Optionee’s employment with the Company or the Employer is terminated by the Company or one of its subsidiaries for “Cause”, and all Option Shares that are then vested shall forthwith cease to be exercisable. “Cause” for this purpose means unsatisfactory job performance (as determined by the Company), willful misconduct, fraud, gross negligence, disobedience or dishonesty, or as otherwise determined under applicable law.
(e)Upon the death of the Optionee while he or she is an employee of the Company or the Employer, the Option shall become immediately vested in full as to all shares on the date of death and shall continue to be exercisable (by the Optionee’s successor in interest) over the remaining term of the Option.
(f)If the Optionee’s employment with the Company or the Employer terminates by reason of the retirement of the Optionee after attaining age 60, the vesting of the Option shall terminate on the date of such retirement, but any Option that is vested on the date of such retirement shall continue to be exercisable over the remaining term of the Option; provided that all then-exercisable Options held by such Optionee shall immediately cease to be exercisable in the event that such Optionee becomes an employee of any competitor of the Company or the Employer (as determined in the sole discretion of the Company).

(g)If the Optionee becomes Disabled, regardless of whether Optionee terminates employment with the Company or the Employer, the Option shall vest and become exercisable in full on the date the Optionee is determined to be Disabled and shall continue to be exercisable until the date that is ten (10) years after the Date of Grant, at which time the Option shall terminate. “Disabled” with respect to the Optionee shall have the meaning set forth in Section 409(a)(2)(C) of the Code.
(h)For purposes of this Agreement, employment shall include being an employee with the Company. Employment shall also include being an employee with any direct or indirect parent or subsidiary of the Company, or any successor to the Company or any such parent or subsidiary of the Company (the “Employer”). Should an Optionee transfer employment to become a director, consultant or advisor to the Company or the Employer following the Date of Grant, he or she will be considered employed for vesting purposes until he or she ceases to provide services to the Company or any direct or indirect parent or subsidiary of the company, or any successor to the Company or any such parent or subsidiary of the Company.
(i)Notwithstanding the provisions in this Section 3, if the Company or the Employer develops a good faith belief that any provision in this Section 3 may be found to be unlawful, discriminatory or against public policy in any relevant jurisdiction, then the Company in its sole discretion may choose not to apply such provision to this Option, nor any Option grant in the Optionee’s jurisdiction.
(j)For the avoidance of doubt, the Options granted to the Optionee under this Agreement are expressly excluded from any Equity Award Policy for Acceleration of Vesting in the Event of a Change in Control that was previously adopted by Maxim Integrated Products, Inc.
4.Payment of Exercise Price. The following payment methods may be used to purchase Option Shares:
(a)A cashless exercise in a manner described in Section 5(f)(2) of the Plan.
(b)Cash or check payable to the Company.
(c)Delivery by the Optionee of shares of Common Stock (by actual delivery or attestation) in accordance with Section 5(f)(3) of the Plan.
(d)Any combination of the above methods.
5.Non-Transferability of Option. Except in the event of death (whether by beneficiary designation or by will or the laws of descent and distribution) or as permitted by the Plan, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.
6.Adjustment. This Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Common Stock and certain other events, including a Change in Control Event or a Reorganization Event, as provided in Section 10 of the Plan.
7.Withholding Taxes. Regardless of any action the Company or the Employer, if different, takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

8.In connection with any relevant taxable or tax withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations, if any, with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation payable to the Optionee by the Company, the Employer and/or any other subsidiary of the Company; (ii) withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or (iii) any other method determined by the Company, to the extent permitted under the Plan and applicable laws. The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates in the Optionee’s jurisdiction(s), including maximum applicable rates. If the Company and/or the Employer withhold more than the amount necessary to satisfy the liability for Tax-Related Items, the Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, the Optionee may be able to seek a refund from the applicable tax authorities. If the Company and/or the Employer withhold less than the amount necessary to satisfy the liability for Tax-Related Items, the Optionee may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer.
9.Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Option Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.
8.Nature of Grant. In accepting the Option, the Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
(c)all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d)the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment or service relationship (if any) at any time;
(e)the Optionee is voluntarily participating in the Plan;
(f)the Option and any Option Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
(g)the Option grant and the Optionee’s participation in the Plan will not be interpreted to form or amend an employment or service contract or relationship with the Company or the Employer;
(h)the future value of the Option Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
(i)if the underlying Option Shares do not increase in value, the Option will have no value;
(j)if the Optionee exercises the Option and acquires Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price;
(k)for Optionees who reside outside the U.S. and/or the Company is not the Optionee’s employer, the following additional provisions shall apply:
(i)the Option and any Option Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;
(ii)the Option and any Option Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Optionee’s employment or service contract, if any;
(iii)the Optionee acknowledges and agrees that neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise; and
(iv)no claim or entitlement to compensation or damages shall arise from (i) forfeiture of the Option resulting from termination of the Optionee’s employment by the Company or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any) or (ii) forfeiture of the Option or the recoupment of any financial gain from the Option as described in Section 16 hereof.
9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Option Shares. The Optionee is encouraged to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Optionee and his or her respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.
11.Notice. Each notice relating to this Award shall be in writing (which shall include electronic form) and delivered in person, electronically or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts, 01887 U.S.A., Attention: Stock Plan Administrator. Each notice to the Optionee shall be addressed to the Optionee at the Optionee’s last known mailing or email address, as applicable, on the records of the Company.
12.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
13.Entire Agreement. This Agreement and the Plan constitute the entire understanding between the parties, and supersede all prior agreements and understandings, relating to the subject matter of these documents.
14.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.
15.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Option Shares, the Company shall not be required to deliver any shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Option Shares under any U.S. or non-U.S. federal, state, or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state, or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Optionee understands that the Company is under no obligation to register or qualify the Option Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Option Shares. The Optionee also understands and agrees that the Awards granted under the Plan, including the Options and the underlying Option Shares, are subject to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), and any SEC regulations, as now or hereafter in effect. Further, the Optionee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Option Shares.
16.Clawback/Recoupment. The Option and any cash payment or Option Shares delivered pursuant to the Option are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Company’s Compensation Recovery Policy, as amended from time to time (if applicable to the Participant), or any other policy which the Company may be required to adopt under the Dodd-Frank Act and implementing rules and regulations thereunder, or as otherwise required by law (collectively, the “Clawback Policy”). Further, the Option and any Option Shares issued upon exercise of the Option, shall be subject to deduction, clawback or forfeiture to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards. In order to satisfy any recoupment obligation arising under the Clawback Policy, among other things, the Optionee expressly and explicitly authorizes the Company to issue instructions, on the Optionee’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any Option Shares or other amounts acquired pursuant to the Option to re-convey, transfer or otherwise return such Option Shares and/or other amounts to the Company upon the Company’s enforcement of the Clawback Policy.
17.Interpretation. The interpretation and construction of any terms or conditions of this Agreement or the Plan, or other matters related to the Plan, by the Compensation & Talent Committee of the Board shall be final and conclusive.

18.Optionee’s Acceptance. The Optionee is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Option, the Optionee is deemed to have accepted and agreed to all of the terms and conditions of this Agreement and the provisions of the Plan.
19.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.Language. The Optionee acknowledges and agrees that it is the Optionee’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.
21.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
22.Appendix. The Option shall be subject to any additional provisions set forth in the Appendix for the Optionee’s country of employment and/or residence, if any. If the Optionee relocates to one of the countries included in the Appendix during the life of the Option, the additional provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
23.Additional Requirements. The Company reserves the right to impose other requirements on the Option and the Option Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Private Placement. The Company has submitted filings in the United States in connection with the Plan. The Company has not submitted any registration statement, prospectus or other filings with other local securities authorities (unless otherwise required under such local law), and the grant of the Option is not intended to be a public offering of securities in any other jurisdiction or subject to the supervision of other local securities authorities.
25.Insider Trading Restrictions/Market Abuse Laws. The Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Optionee’s ability to accept, acquire, sell, or otherwise dispose of Common Stock, rights to Common Stock (e.g., Options) or rights linked to the value of Common Stock (e.g., phantom awards, futures) during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Optionee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Optionee placed before possessing inside information. Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or otherwise causing them to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Optionee should speak to his or her personal advisor on this matter.
26.Foreign Asset/Account, Exchange Control, and Tax Reporting. The Optionee may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the exercise of the Option, the acquisition, holding, and/or transfer of Option Shares or cash resulting from participation in the Plan and/or the opening and maintenance of a brokerage or bank account in connection with the Plan. The Optionee may be required to report such assets, accounts, account balances and values and/or related transactions to the applicable authorities in his or her country. The Optionee also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Optionee’s country through a designated broker or bank and/or within a certain time after receipt. The Optionee acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements. The Optionee further understands that he or she should consult the Optionee’s personal legal advisor on these matters.
27.Waiver. The Optionee acknowledges that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other optionee.

A copy of the Plan prospectus is available on the Company’s Intranet at https://thecircuit.web.analog.com/Pages/CircuitHome.aspx. (From The Circuit home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column.) If the Optionee is unable to access this information via the Intranet, the Company’s Stock Plan Administrator can provide the Optionee with copies (Stock_Plan_Admin@Analog.com).

By:	/s/ Vincent Roche
Vincent Roche
Chief Executive Officer & Chair

APPENDIX A
2020 EQUITY INCENTIVE PLAN
GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT

This Appendix A includes additional terms and conditions that govern the Options granted to the Optionee if the Optionee resides and/or works in one of the countries listed herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Capitalized terms used but not defined shall have the same meanings as set forth in the Plan and/or the Agreement.

This Appendix A also includes certain issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of November 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the Optionee exercises the Options or when the Option Shares purchased under the Plan are subsequently sold.

In addition, the information is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Therefore, the Optionee should seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.

Finally, the Optionee understands that if he or she is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing, transfers employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Optionee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

TERMS AND CONDITIONS APPLICABLE TO OPTIONEES OUTSIDE THE U.S.

28.Data Privacy Information and Consent. The Company is located at One Analog Way, Wilmington, Massachusetts, 01887 U.S.A. and grants employees of the Company and its subsidiaries Options, at the Company’s sole discretion. If the Optionee would like to participate in the Plan, please review the following information about the Company’s data processing practices and declare the Optionee’s consent.
(a)Data Collection and Usage. The Company collects, processes and uses personal data of Optionees, including, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of stock or directorships held in the Company, and details of all Options, canceled, vested, or outstanding in the Optionee’s favor, which the Company receives from the Optionee or the Employer. If the Company offers the Optionee a grant of Options under the Plan, then the Company will collect the Optionee’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Optionee’s personal data would be his or her consent.
(b)Stock Plan Administration Service Providers. The Company transfers participant data to Fidelity Stock Plan Services LLC and certain of its affiliates (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Optionee’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Optionee to receive and trade shares of Common Stock. The Optionee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Optionee’s ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. If the Optionee is outside the United States, the Optionee should note that his or her country has enacted data privacy laws that are different from the United States and that the United States might not provide a level of protection of personal data equivalent to the level of protection in the Optionee’s country. In order to ensure an appropriate level of protection for the transfer of the Optionee’s personal data to the Company in the United States, the Company has implemented the EU Standard Contractual Clauses. However, the onward transfer of the Optionee’s personal data by the Company to its service provider is not subject to appropriate safeguards such as the EU Standard Contractual Clauses and is based solely on the Optionee’s consent. The Optionee understands and acknowledges that this might result in certain risks to the protection of his or her personal data due to the lack of legal principles governing the processing of the personal data, oversight by a supervisory authority or enforceable data subject rights in the United States.
(d)Data Retention. The Company will use the Optionee’s personal data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, deletion and backup purposes. This means the Optionee’s personal data may be retained beyond the termination of the Optionee’s employment with the Employer.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. The Optionee’s participation in the Plan and the Optionee’s grant of consent is purely voluntary. The Optionee may deny or withdraw his or her consent at any time. If the Optionee does not consent, or if the Optionee withdraws his or her consent, the Optionee cannot participate in the Plan. This would not affect the
    APPENDIX A - 1

Optionee’s salary from or employment with the Employer; the Optionee would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights. The Optionee has a number of rights under data privacy laws in his or her country. Depending on where the Optionee is based, the Optionee’s rights may include the right to (a) request access or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in the Optionee’s country, and/or (g) a list with the names and addresses of any potential recipients of the Optionee’s personal data. To receive clarification regarding the Optionee’s rights or to exercise the Optionee’s rights please contact the Company at Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts, 01887 U.S.A., Attention: Stock Plan Administrator.
If the Optionee resides in a European Economic Area, European Union member state or the United Kingdom and agrees with the data processing practices described in this notice, the Optionee declares his or her consent by clicking “Accept Your Grant” on the Accepting Your Grants page on Fidelity’s participant website.

Language. The Optionee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, to understand the terms and conditions of this Agreement.

AUSTRIA

Exchange Control Information. If the Optionee holds securities (including Option Shares acquired under the Plan) or cash (including proceeds from the sale of Option Shares) outside Austria, he or she may be subject to reporting obligations to the Austrian National Bank. If the value of the Option Shares meets or exceeds a certain threshold, the Optionee must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside Austria meet or exceed a certain threshold, monthly reporting obligations apply as explained in the next paragraph.

If the Optionee sells Option Shares, or receives any cash dividends, the Optionee may have exchange control obligations if he or she holds the cash proceeds outside Austria. If the transaction volume of all the Optionee’s accounts abroad meets or exceeds a certain threshold, the Optionee must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, using the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.”

BELGIUM

Taxation of Option. The Optionee will not be permitted to accept the Options until after 60 days from the offer date. If the Optionee accepts the Options within 60 days of the offer date, the Optionee will be deemed to have accepted the Option after the 60th day from the offer date. Therefore, the Options will not be subject to Belgian tax until they are exercised by the Optionee.

Foreign Asset / Account Reporting Information. The Optionee is required to report any securities (e.g., Option Shares) or bank accounts opened and maintained outside Belgium on his or her annual tax return. In a separate report, certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened) must be reported to the Central Contact Point of the National Bank of Belgium. The forms to complete this report are available on the website of the National Bank of Belgium.

Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a financial intermediary, such as a bank or broker. If the transaction is conducted through a Belgian financial intermediary, it may withhold the stock exchange tax, but if the transaction is conducted through a non-Belgian financial intermediary, the Belgian resident may need to report and pay the stock exchange tax directly. The stock exchange tax likely will apply when Option Shares acquired under the Plan are sold. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the stock exchange tax.

Annual Securities Accounts Tax. An annual securities accounts tax may be payable if the total average value of securities held in a Belgian or foreign securities account (e.g., Shares) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In such case, the tax will be due on the value of the qualifying securities held in such account. The Optionee should consult with his or her personal tax or financial advisor for additional details.

    APPENDIX A - 2

CANADA

Securities Law Information. The Optionee is permitted to sell Option Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Option Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Option Shares are listed. The Option Shares are currently listed on the Nasdaq Global Select Market.

Payment of Exercise Price and Withholding Taxes. Notwithstanding anything in the Agreement or the Plan, the Optionee agrees to pay the Exercise Price and any Tax-Related Items solely by means of (i) cash, which may be paid by check, or other instrument acceptable to the Company or (ii) a broker-assisted cashless exercise, whereby the broker sells some or all of the Option Shares to be issued upon exercise to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items. The Company reserves the right to permit the Optionee to exercise the Option and pay the Exercise Price and any applicable Tax-Related Items in Option Shares to the extent permitted by the Plan.

Termination of Employment. The following supplements Section 3 of the Agreement (except Section 3(g) regarding disability) as well as any other section required to give effect to the same:

In the event of termination of the Optionee’s employment for any reason (other than by reason of the Optionee’s death), either by the Optionee or by the Employer, with or without cause, the Optionee's right to vest or continue to vest in the Option under the Plan, if any, will terminate as of the actual Date of Termination. For this purpose, “Date of Termination” shall mean the date the Optionee is no longer actually providing service to the Company or the Employer. The Date of Termination shall not include or be extended by any period following such day during which the Optionee is in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or any other payments or damages, whether arising under statute, contract, common/civil law or otherwise. For greater certainty, the Optionee will not earn or be entitled to any pro-rated vesting or extended exercisability for that portion of time before the date on which the Optionee’s right to vest in or exercise the Option terminates, nor will the Optionee be entitled to any compensation for lost vesting or exercisability. For further clarity, any reference to a termination of the Optionee’s employment or a termination date under this Agreement or the Plan will be interpreted to mean the Date of Termination.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Optionee’s right to vest in the Options under the Plan, if any, will terminate effective as of the last day of the Optionee’s minimum statutory notice period, but the Optionee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Optionee’s statutory notice period, nor will the Optionee be entitled to any compensation for lost vesting.

Foreign Asset / Account Reporting Information. Foreign specified property (including cash held outside Canada or Option Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the cost of such foreign specified property exceeds a certain threshold (currently, C$100,000) at any time during the year. Foreign specified property may also include the unvested portion of the Options. The Options must be reported (generally at a nil cost) if the applicable cost threshold is exceeded because of other foreign specified property the Optionee holds. If Option Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Option Shares. The ACB would normally equal the fair market value of the Option Shares at exercise, but if the Optionee owns other shares, this ACB may have to be averaged with the ACB of the other shares. If due, the Form must be filed by April 30 of the following year. The Optionee should consult with his or her personal tax advisor to determine the reporting requirements.

The following terms and conditions apply if the Optionee is in Quebec:

Data Privacy. This provision supplements the Data Privacy Information and Consent provision in the Terms and Conditions for Optionees Outside the U.S. set forth above:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Optionee acknowledges that his or her personal information, may be transferred or disclosed outside the Province of Quebec, including to the United States. The Optionee further authorizes the Company and the Employer to record such information and to keep such information in the Optionee’s employee file. The Optionee also acknowledges that the Company, Fidelity, and the Employer may use technology of profiling purposes and to make automated decisions that may have an impact on the Optionee or the administration of the Plan.

    APPENDIX A - 3

CHINA

The following provision applies if the Optionee is subject to exchange control restrictions and regulations in the People's Republic of China (“PRC”), including the requirements imposed by the China State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Vesting. Notwithstanding anything to the contrary in the Plan or the Agreement, the Options will not vest and no Option Shares will be issued to the Optionee unless and until all necessary exchange control or other approvals with respect to the Options under the Plan have been obtained from the SAFE or its local counterpart (“SAFE Approval”). In the event that SAFE Approval has not been obtained prior to any date(s) on which the Options are scheduled to vest in accordance with the vesting schedule set forth in the Agreement, the Options will not vest until the seventh day of the month following the month in which SAFE Approval is obtained (the “Actual Vesting Date”). If the Optionee’s status as a service provider terminates prior to the Actual Vesting Date, the Optionee shall not be entitled to vest in any portion of the Options and the Options shall be forfeited without any liability to the Company, the Employer or any subsidiary or affiliate of the Company.

Payment of Exercise Price. The following supplements Section 4 of the Agreement:

Due to regulatory requirements in the PRC, the Optionee will be required to exercise the Option using a broker assisted cashless sell-all exercise method pursuant to which all Option Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less any broker’s fees or commissions, will be remitted to the Optionee. The Optionee will not be permitted to hold Option Shares after exercise. The Optionee understands and agrees that the Tax-Related Items with respect to the exercise of the Options may be taken by the Employer from the Optionee’s salary or other cash compensation. The Optionee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Option Shares pursuant to the cashless sell-all exercise method at any particular price. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

Exchange Control Requirements. Due to exchange control laws in the PRC, if the Optionee is a PRC national he or she will be required to repatriate the proceeds from the cashless sell-all exercise to the PRC. The Optionee understands and agrees that such cash proceeds must be repatriated to the PRC through a special exchange control account established by the Company, the Employer, or a subsidiary of the Company, and the Optionee hereby consents and agrees that any proceeds from the sale of Option Shares may be transferred to such special account prior to being delivered to the Optionee.

Further, notwithstanding Section 3(e) or 3(g) of the Agreement, if the Optionee terminates employment with the Company or the Employer due to death or the Optionee becomes Disabled as determined by the Company, the vesting of the Option shall accelerate on the date of such termination or determination of disability, and the Option shall continue to be exercisable for a period of three (3) months (or such other period as may be required by the SAFE) following the termination date due to death or disability. If the Optionee or the Optionee’s heirs do not exercise the Option within three (3) months (or such other period as may be required by the SAFE) of the Optionee’s death or date of termination in the event of disability, the Option will be forfeited and the Optionee or the Optionee’s heirs will not be able to exercise the Option.

The Optionee understands and agrees that there will be a delay between the date the Option Shares are sold and the date the cash proceeds are distributed to the Optionee. The Optionee also understands and agrees that the Company is not responsible for any currency fluctuation that may occur between the date the Option Shares are sold and the date the cash proceeds are distributed to the Optionee. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.

DENMARK

Danish Stock Option Act. By participating in the Plan, the Optionee acknowledges that he or she received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019, and is attached hereto as Appendix B.

Notice of Grant. This provision supplements Section 8 in the Agreement:

    APPENDIX A - 4

By accepting the Option, the Optionee acknowledges, understands and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.

Foreign Asset / Account Reporting Information. If the Optionee establishes an account holding Option Shares or cash outside Denmark, the Optionee must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank.

EGYPT

Exchange Control Information. If the Optionee transfers funds out of or into Egypt in connection with the exercise of the Option or remits proceeds from the sale of Option Shares, the Optionee is required to transfer the funds through a registered bank in Egypt.

ESTONIA

Responsibility for Taxes. This provision supplements Section 7 of the Agreement:

The Optionee understands that he or she would generally not be subject to taxation in Estonia when the Option is exercised and Shares are issued under the Plan, and that the Employer would generally be subject to fringe benefits tax (“FBT”) due, unless an exemption applies. Notwithstanding the foregoing, as a condition to the Optionee’s participation in the Plan, the Optionee agrees and consents that the Company and/or the Employer may in their discretion seek indemnification / reimbursement from the Optionee for any FBT the Employer is required to pay, has paid or will pay. If the Company and/or the Employer exercise such discretion and choose to seek indemnification / reimbursement from the Optionee, they will reduce the number of Shares otherwise issuable to the Optionee by an amount determined by the Company to be appropriate to offset the FBT, and may otherwise recover the FBT by any other means referred to in Section 7 of the Agreement. The Optionee further acknowledges that the discretion of the Company and/or Employer to seek indemnification for the FBT is not imbalanced or harmful to the Optionee, and the Optionee unconditionally and irrevocably waives any rights to amend or dispute its validity on the basis of any law or regulation of Estonia or any other jurisdiction.

Language Consent. Võttes vastu piiratud aktsiaühikute (Option) pakkumise, kinnitab Osaleja, et ta on ingliskeelsena esitatud pakkumisega seotud dokumendid (Optsioonilepingu ja Plaani) läbi lugenud ja nendest aru saanud ning et ta ei vaja nende tõlkimist eesti keelde. Sellest tulenevalt Osaleja nõustub viidatud dokumentide tingimustega.
By accepting the grant of the Option, the Optionee confirms having read and understood the documents related to the grant (the Agreement and the Plan), which were provided in the English language, and that he or she does not need the translation thereof into the Estonian language. The Optionee accepts the terms of those documents accordingly.

FINLAND

There are no country-specific provisions.

FRANCE

French Qualified Option. This Option is intended to qualify for favorable tax and social security treatment applicable to stock options granted under Section L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended and in accordance with the relevant provisions set forth by the French tax and social security laws and the French tax and social security administrations. The Company does not undertake to maintain the qualified status of this Option. The Optionee understands and agrees that he or she will be responsible for paying personal income tax and the Optionee’s portion of social security contributions resulting from the exercise of this Option in the event this Option loses its qualified status and the Optionee will not be entitled to any damages if the Option no longer qualifies as French-qualified Option.
Plan Terms. The Options are subject to the terms and conditions of the Plan and the Rules of the Analog Devices, Inc. 2020 Equity Incentive Plan for Grants of Options to Optionees in France (the “French Sub-plan”). To the extent that any term is defined in both the Plan and the French Sub-plan, for purposes of this grant of a French-qualified Option, the definitions in the French Sub-plan shall prevail.
    APPENDIX A - 5

Option Exercise Price Per Share. With respect to Section 1 of the Agreement, the Date of Grant shall be the Effective Grant Date set forth in the French Sub-plan and the Option Exercise Price Per Share as of the Effective Grant Date shall be no less than the minimum amount required under French law as set forth in the French Sub-plan.
Expiration. This provision replaces Section 3(a) of the Agreement:
Notwithstanding Section 3(a) of the Agreement, the Option will expire 9½ years after the Effective Grant Date ({FRENCHEXPDATE}), as defined in the French Sub-plan.
Termination Upon Death. This provision replaces Section 3(e) of the Agreement:
If the Optionee’s employment is terminated because of death, the unvested portion of the Optionee’s Option will immediately vest and become exercisable by the Optionee’s estate or heirs on the termination date for a period of six (6) months following the Optionee’s death. If the Optionee’s heirs do not exercise the Option within six (6) months of the Optionee’s death, the Option will be forfeited and the Optionee’s heirs will not be able to exercise the Option.
Language Consent. By accepting this Option, the Optionee confirms having read and understood the documents relating to this Option (e.g., the Plan, the French Sub-plan, and the Agreement, including Appendix A) which were provided in the English language. The Optionee accordingly accepts the terms of those documents.
Consentement a la Langue. En signant et renvoyant cet Accord, ou par acceptant autrement l’Accord, le Titulaire de l’Option confirme ainsi avoir lu et compris les documents relatifs à l’Option, (c’est-à-dire, Le Plan, Le Plan pour la France et cet Accord) qui ont été fournis en langue anglaise. Le Titulaire de l’Option accepte les termes de ces documents en connaissance de cause.
Foreign Asset/Account Reporting Information. French residents holding Option Shares outside France or maintaining a foreign bank account are required to report such to French tax authorities when filing his or her annual tax return. Failure to comply may trigger significant penalties.
GERMANY

Exchange Control Information. Cross-border payments in excess of a certain threshold (currently, €12,500) must be reported to the German Federal Bank (Bundesbank). If the Optionee otherwise makes or receives a payment in excess of this amount (including if the Optionee acquires Option Shares with a value in excess of this amount or sells Option Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells Option Shares with a value in excess of this amount to cover Tax-Related Items, the Optionee must report the payment and/or the value of the Option Shares withheld or sold to the Bundesbank. Such reports must be filed either electronically by accessing the electronic General Statistics Reporting Portal (“Allgemeines Meldeportal Statistik”) via the Bundesbank’s website (www.bundesbank.de), or by such other method (e.g., email or telephone) and within such other timing as permitted or required by Bundesbank. The report must be submitted monthly or within such timing as it permitted or required by the Bundesbank. It is the Optionee’s responsibility to comply with this reporting obligation and the Optionee should consult with his or her personal legal advisor in this regard.
Foreign Asset/Account Reporting Information. If the Optionee’s acquisition of Option Shares under the Plan leads to a “qualified participation” at any point during the calendar year, the Optionee will need to report the acquisition when the Optionee files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the Option Shares acquired exceeds a certain threshold or (ii) in the unlikely event the Optionee holds shares of Common Stock exceeding a certain threshold of the total Common Stock. However, provided the Common Stock is listed on a recognized stock exchange (e.g., the Nasdaq Stock Market) and the Optionee owns less than 1% of the Company, this requirement will not apply.
HUNGARY

There are no country-specific provisions.
    APPENDIX A - 6

INDIA

Exchange Control Notification. If the Optionee remits funds out of India to purchase Option Shares, it is the Optionee’s responsibility to comply with applicable exchange control laws. The Optionee may be subject to Tax Collection At Source ("TCS") if the Optionee’s annual remittances out of India exceed a certain amount (currently INR 700,000). The Optionee may be required to provide a declaration to the bank remitting the funds to determine if such amount has been reached. Regardless of the method of exercise used to purchase the Option Shares, the Optionee understands that he or she must repatriate any proceeds from the sale of Option Shares acquired under the Plan and any dividends received in relation to the Option Shares to India and convert the funds into local currency within ninety (90) days of receipt, or such other period of time as required under applicable regulations. The Optionee must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Optionee deposits the foreign currency and maintains the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The Optionee agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.

Foreign Asset / Account Reporting Information. The Optionee is required to declare any foreign bank accounts and assets (including Option Shares acquired under the Plan) on his or her annual tax return. The Optionee should consult with his or her personal tax advisor to determine his or her reporting requirements.

IRELAND

29.Labor Law Acknowledgment. This provision supplements Section 8 of the Agreement:
By accepting the Option, the Optionee acknowledges, understands, and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.
Restriction on Type of Shares Issued to Directors. If the Optionee is a director of an Irish subsidiary of the Company, the Option will be granted over newly issued shares only. In no event will treasury shares be issued pursuant to the exercise of the Option. This restriction also applies to a shadow director of an Irish subsidiary.

ISRAEL

Trust Arrangement. The Optionee understands and agrees that the Options are offered subject to and in accordance with the terms of the Israeli Sub-Plan (the “Israeli Sub-Plan”) under the 102 Capital Gains Track (as defined in the Israeli Sub-Plan), the Trust Agreement among the trustee appointed by Analog Devices (Israel) Ltd. and Analog Development (Israel) 1996 Ltd., and the Agreement. This includes the option exercise price per share and any other requirements set out in the Israeli Sub-Plan. In the event of any inconsistencies among the Israeli Sub-Plan, the Agreement and/or the Plan, the Israeli Sub-Plan will govern the Options granted to the Optionee in Israel.

Payment of Exercise Price. This provision supplements Section 4 of the Agreement and applies only to Optionees who permanently transfer to Israel after the Date of Grant:

Due to regulatory requirements and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Optionee will be restricted to a broker assisted cashless sell-all method of exercise with respect to the Options. To complete a cashless sell-all exercise, the Optionee should instruct the broker to: (i) sell all of the Option Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any Tax-Related Items; and (iii) remit the balance in cash to the Optionee. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

ITALY

30.Plan Document Acknowledgment. By accepting the Option, the Optionee acknowledges a copy of the Plan was made available to the Optionee, and that the Optionee has reviewed the Plan and the Agreement, including Appendix A, in their entirety and fully understands and accepts all provisions of the Plan, the Agreement and Appendix A.
    APPENDIX A - 7

The Optionee further acknowledges that he or she has read and specifically and expressly approves the following provision in the Agreement: Term of Option; Termination of Employment; Withholding Taxes; Nature of Grant; and Additional Requirements.
Foreign Asset Tax. The value of any Option Shares (and other the financial assets) held outside Italy by individuals resident of Italy may be subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Option Shares) assessed at the end of the calendar year. The value of financial assets held abroad must be reported in Form RM of the annual tax return. The Optionee should consult his or her personal tax advisor for additional information on the foreign asset tax.

Foreign Asset / Account Reporting Information. If the Optionee holds investments abroad or foreign financial assets (e.g., cash, Option Shares, Options) that may generate income taxable in Italy, the Optionee is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Optionee if he or she is a beneficial owner of the investments, even if the Optionee does not directly hold investments abroad or foreign assets.

JAPAN

Exchange Control Information. If the Optionee is a Japanese resident and acquires Option Shares valued at more than a certain threshold (currently, ¥100,000,000) in a single transaction, the Optionee must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Option Shares.

In addition, if the Optionee is a Japanese resident and pays more than a certain threshold (currently, ¥30,000,000) in a single transaction for the purchase of Option Shares when he or she exercises the option, the Optionee must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. The Optionee should consult with his or her legal advisor in this regard.

A Payment Report is required independently of a Securities Acquisition Report. Therefore, if the total amount that the Optionee pays upon a one-time transaction for exercising this Option and purchasing Option Shares exceeds a certain threshold (currently, ¥100,000,000), then the Optionee must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset / Account Reporting Information. The Optionee will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding a certain threshold (currently, ¥50,000,000). This report is due by March 15th each year. The Optionee should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether the requirement extends to any outstanding Options or Option Shares acquired under the Plan.

KOREA
Exchange Control Notification. If a Korean resident sells Option Shares and deposits sale proceeds in excess of a certain threshold (currently, US $5,000) into a non-Korean bank account, the Korean resident must file a report with a Korean foreign exchange bank. This reporting is not required if sale proceeds are instead deposited into a non-Korean brokerage account. It is the Optionee's responsibility to comply with any applicable exchange control reporting obligations in Korea and the Optionee should consult with a personal legal advisor to determine the Optionee's reporting obligations.
Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, and so on) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). The Optionee should consult with his or her personal tax advisor to determine any personal reporting obligations.

    APPENDIX A - 8

MALAYSIA

Director Notification. If the Optionee is a director of a subsidiary or other related company in Malaysia, then the Optionee is subject to certain notification requirements under the Malaysian Companies Act, 2016. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when the Optionee receives an interest (e.g., Options, Option Shares) in the Company or any related companies. In addition, the Optionee must notify the Malaysian subsidiary when he or she sells Shares of the Company or any related company (including when the Optionee sells Option Shares acquired under the Plan). These notifications must be made within fourteen (14) days of acquiring or disposing of any interest in the Company or any related company.
Data Privacy. The following provision replaces the Data Privacy Information and Consent provision under the Terms and Conditions for Optionees Outside the U.S. set forth above:

The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Employer, and the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee's participation in the Plan.

Pemegang Opsyen dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam dokumen ini, oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat, dan mana-mana Anak Syarikatnya bagi tujuan ekslusif untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Pemegang Opsyen dalam Pelan.

    APPENDIX A - 9

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee's favor, for the purpose of implementing, administering and managing the Plan (“Data”). The source of the Data is the Employer as well as information the Optionee is providing to the Company and the Employer in connection with the Option. The Optionee understands that Data may be transferred to Fidelity or any other third parties as may be selected by the Company in the future, which are assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than the Optionee's country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares acquired upon exercise of this Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee's participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect the Optionee's ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her regional stock plan administrator at Stock_Plan_Admin@Analog.com.

Pemegang Opsyen memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang Pemegang Opsyen, termasuk, tetapi tidak terhad kepada, namanya , alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua opsyen atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Pemegang Opsyen, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan (“Data”). Sumber Data adalah daripada Majikan dan juga daripada maklumat yang dibekalkan oleh Pemegang Opsyen kepada Syarikat dan Majikan berkenaan dengan Opysen. Pemegang Opysen juga memahami bahawa Data mungkin dipindahkan kepada Fidelity atau mana-mana pihak ketiga yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu dalam pelaksanaan, pentadbiran dan pengurusan Pelan, bahawa penerima-penerima ini mungkin berada di negara Pemegang Opsyen atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Pemegang Opsyen. Pemegang Opsyen memahami bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Pemegang Opsyen memberi kuasa kepada Syarikat, Fidelity, dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Pemegang Opsyen dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Pemegang Opsyen dalam Pelan, termasuk apa-apa pemindahan Data yang diperlukan kepada broker atau pihak ketiga dengan siapa Pemegang Opsyen mungkin pilih untuk mendepositkan apa-apa Saham yang diperolehi di atas pelaksanaan Opsyen ini. Pemegang Opsyen memahami bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Pemegang Opsyen memahami bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Pemegang Opsyen memahami bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan, Pemegang Opsyen fahami bahawa dia boleh menghubungi pentadbir pelan saham serantau di Stock_Plan_Admin@Analog.com.

    APPENDIX A - 10

MEXICO

Acknowledgment of the Agreement. By participating in the Plan, the Optionee acknowledges that he or she has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan. The Optionee further acknowledges that he or she has read and expressly approves the terms and conditions set forth in Section 8 of the Agreement, in which the following is clearly described and established: (i) the Optionee’s participation in the Plan does not constitute an acquired right; (ii) the Plan and the Optionee’s participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) the Optionee’s participation in the Plan is voluntary; and (iv) the Company and its subsidiaries are not responsible for any decrease in the value of the Option granted and/or the Option Shares issued under the Plan.
Labor Law Policy and Acknowledgment. By participating in the Plan, the Optionee expressly recognizes that Analog Devices, Inc., with registered offices at One Analog Way, Wilmington, Massachusetts, 01887 U.S.A., is solely responsible for the administration of the Plan and that the Optionee’s participation in the Plan and acquisition of Option Shares does not constitute an employment relationship between the Optionee and the Company since the Optionee is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Optionee expressly recognizes that the Plan and the benefits that the Optionee may derive from participation in the Plan do not establish any rights between the Optionee and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment.
The Optionee further understands that the Optionee's participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Optionee’s participation at any time without any liability to the Optionee.
Finally, the Optionee hereby declares that the Optionee does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Optionee therefore grants a full and broad release to the Company, its subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento del Contrato. Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados Sección 8 del Convenio, en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus afiliadas no son responsables de ninguna por la disminución en el valor de la Opción ofrecida y/o las Acciones distribuidas bajo el Plan.
Política de Legislación Laboral y Reconocimiento. Al participar en el Plan, usted reconoce expresamente que Analog Devices, Inc., con oficinas registradas en One Analog Way, Wilmington, Massachusetts, 01887 EE.UU, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.
Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.
    APPENDIX A - 11

Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.
Securities Law Information. The Option granted, and any Option Shares acquired, under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, Agreement and any other document relating to the Option may not be publicly distributed in Mexico. These materials are addressed to the Optionee because of the Optionee’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather a private placement of securities addressed specifically to certain employees of the Company and its subsidiaries and are made in accordance with the provisions of the Mexican Securities Market Law. Any rights under such offering shall not be assigned or transferred.
NETHERLANDS

31.There are no country-specific provisions.

NORWAY

There are no country-specific provisions.

PHILIPPINES

Securities Law Information. The securities being offered or sold herein have not been registered with the Philippines Securities and Exchange Commission (“PSEC”) under its Securities Regulation Code (the “SRC”).

The grant of Options is being made pursuant to an exemption from registration under Section 10.2 of the SRC that has been approved by the PSEC.

The Optionee should be aware of the risks of participating in the Plan, which include (without limitation) the risk of fluctuation in the price of the Option Shares on the Nasdaq Global Select Market (“Nasdaq”) and the risk of currency fluctuations between the U.S. Dollar and the Optionee’s local currency. In this regard, the Optionee should note that the value of any Option Shares he or she may acquire under the Plan may decrease, and fluctuations in foreign exchange rates between his or her local currency and the U.S. Dollar may affect the value of the Options or any amounts due to him or her pursuant to the exercise of Options or the subsequent sale of any Option Shares acquired by him or her. The Company is not making any representations, projections or assurances about the value of the Option Shares now or in the future.

For further information on risk factors impacting the Company’s business that may affect the value of the Option Shares, the Optionee should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at http://investor.analog.com/sec.cfm.

The Optionee should also note that the sale or disposal of Option Shares acquired under the Plan may be subject to certain restrictions under Philippines securities laws. Those restrictions should not apply if the offer and resale of Option Shares takes place outside the Philippines through the facilities of a stock exchange on which the Option Shares are listed. The Option Shares are currently listed on Nasdaq. The Company’s designated broker should be able to assist the Optionee in the sale of Option Shares on Nasdaq. If the Optionee has questions with regard to the application of Philippines securities laws to the disposal or sale of Option Shares acquired under the Plan the Optionee should consult with his or her legal advisor.

POLAND

Foreign Asset/Account Reporting Information. If the Optionee maintains bank or brokerage accounts holding cash and foreign securities (including Option Shares) outside Poland, the Optionee will be required to report information to the National Bank of Poland on transactions
    APPENDIX A - 12

and balances in such accounts if the value of such cash and securities exceeds a certain threshold (currently, PLN 7,000,000). If required, such reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.
Exchange Control Information. The transfer of funds in excess of a certain threshold (currently €15,000, unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply) into or out of Poland must be made through a bank account in Poland. The Optionee understands that he or she is required to store all documents connected with any foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred. The Optionee should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting/exchange control duties.

ROMANIA

Exchange Control Information. If the Optionee deposits the proceeds from the sale of Option Shares acquired at exercise of the Option in a bank account in Romania, the Optionee may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. The Optionee should consult his or her personal advisor to determine whether he or she will be required to submit such documentation to the Romanian bank.

SERBIA

Securities Law Information. The grant of Options and the issuance of any Option Shares are not subject to the regulations concerning public offers and private placements under the Law on Capital Markets.
Exchange Control Information. Pursuant to the Law on Foreign Exchange Transactions, the Optionee is permitted to acquire Option Shares under the Plan, but a report may need to be made of the acquisition of such Option Shares, the value of the Option Shares at exercise, and, on a quarterly basis, any changes in the value of the Option Shares. As the exchange control regulations in Serbia may change without notice, the Optionee should consult with his or her personal advisor with respect to all applicable reporting obligations.

SINGAPORE

Securities Law Information. The Options are granted to the Optionee pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Agreement and the Plan have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the Options are subject to section 257 of the SFA and the Optionee will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Option Shares unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA and in accordance with any other applicable provision of the SFA.

Director Notification. If the Optionee is a director, associate director or shadow director of a subsidiary or other related company in Singapore, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary in writing when the Optionee receives an interest (e.g., Options, Option Shares) in the Company or any related company. In addition, the Optionee must notify the Singapore subsidiary when the Optionee sells Option Shares of the Company or any related company (including when the Optionee sells Option Shares acquired under the Plan). These notifications must be made within two (2) business days of (i) acquiring or disposing of any interest in the Company or any related company, or (ii) any change in a previously-disclosed interest (e.g., upon exercise of the Options or when Option Shares are subsequently sold). In addition, a notification must be made of the Optionee’s interests in the Company or any related company within two (2) business days of becoming a director, associate director, or shadow director.

SPAIN

No Entitlement for Claims or Compensation. By accepting the Options, the Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan. The Optionee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Options under the Plan to individuals who may be employees of the Company or its subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any (i) Options will not economically or otherwise bind the Company or any of its subsidiaries on an ongoing basis; (ii) the Options and the underlying Option Shares acquired upon exercise shall not become a part of any employment contract (either with the Company or any of its subsidiaries) and
    APPENDIX A - 13

shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever; and (iii) the Options will cease vesting upon the Optionee’s termination of employment except in the event the Optionee dies or becomes Disabled, as detailed in the following paragraph. In addition, the Optionee understands that the Option would not have been granted to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Options shall be null and void.

Further, and except as provided in Sections 3(e) and 3(g) of the Agreement in the event Optionee dies or becomes Disabled, the vesting of the Option is expressly conditioned on the Optionee’s continued rendering of service, such that if the Optionee’s employment terminates for any reason whatsoever, the Options will cease vesting immediately, in whole or in part, effective on the date of the Optionee’s termination of employment (unless otherwise specifically provided in Section 3 of the Agreement). This will be the case, for example, even if (1) the Optionee is considered to be unfairly dismissed without Cause (i.e., subject to a “despido improcedente”); (2) the Optionee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Optionee terminates service due to a change of work location, duties or any other employment or contractual condition; (4) the Optionee terminates service due to a unilateral breach of contract by the Company or the Employer; or (5) the Optionee’s employment terminates for any other reason whatsoever. Consequently, upon termination of the Optionee’s employment for any of the above reasons, the Optionee will automatically lose any rights to Options that were not vested on the date of the Optionee’s termination of employment, as described in the Plan and the Agreement. The Optionee understands that the Option grant would not be made to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Option grant shall be null and void.

The Optionee acknowledges that he or she has read and specifically accepts the conditions referred to in Section 3 of the Agreement.

Securities Law Notification. The grant of Options and the Option Shares issued upon exercise of the Option are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. This Agreement has not been or will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Notification. The Optionee is required to declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds a certain threshold. Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed a certain threshold, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, the Optionee may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available. The Optionee should consult a personal tax or legal advisor for further information regarding these exchange control reporting obligations

Foreign Asset / Account Reporting Information. To the extent that the Optionee holds assets (e.g., cash or Option Shares held in a bank or brokerage account) outside Spain with a value in excess of a certain threshold (currently, €50,000) per type of asset (e.g., Option Shares, cash, and so on) as of December 31 each year, the Optionee will be required to report information on such assets on his or her tax return for such year (tax form 720). After such assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets increases by more than a certain threshold (currently, €20,000). If applicable, the reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties to the Optionee. Accordingly, the Optionee should consult with his or her personal tax and legal advisors to ensure that he or she is properly complying with his or her reporting obligations.

SWEDEN

Automatic Cashless Exercise and Sale. The grant of the Option is conditioned on the Optionee’s agreement to the below.

The Optionee agrees that, if he or she has not previously exercised the Option to the maximum extent possible in accordance with its terms prior to the first day on which the closing price of the Common Stock on the Nasdaq Global Select Market (“Nasdaq”) equals or exceeds 200% of the Exercise Price, then the Optionee will be deemed to have exercised the Option to the maximum extent possible in accordance with its terms on such date by means of a cashless exercise in the manner described in the Plan and the Agreement and to have directed the immediate sale of all of the Option Shares thereby purchased. The Optionee hereby authorizes the Company (or its designated broker
    APPENDIX A - 14

pursuant to this authorization) to effect such cashless exercise and sale transaction on the Optionee’s behalf as soon as administratively possible, and to cause to be remitted to the Optionee the net proceeds, after deduction of the Exercise Price and all Tax-Related Items required to be withheld by the Company or Analog Devices A.B.
To the extent that the Option by its terms is not exercisable on such date, the Optionee will be deemed to have exercised the Option and directed the immediate sale of all of the Option Shares thereby purchased on the first day thereafter on which it becomes exercisable on which the closing price of the Common Stock on the Nasdaq equals or exceeds 200% of the Exercise Price, and the Optionee grants the same authority to the Company as set forth in the preceding sentence. The Optionee agrees to execute and deliver any documentation which the Company’s designated broker may require in connection with this arrangement. The Company is authorized to act in this matter on behalf of Analog Devices A.B.

Authorization to Withhold. This provision supplements Section 7 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 7 of the Agreement, by accepting the Option, the Optionee authorizes the Company and/or the Employer to withhold Option Shares or to sell Option Shares otherwise deliverable to the Optionee upon exercise to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items..

SWITZERLAND
Securities Law Information. This Option grant is not intended to be a public offering in Switzerland and is therefore not subject to registration in Switzerland. Neither this document nor any materials relating to the Option Shares (i) constitutes a prospectus according to articles 35 et. seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or a subsidiary, or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

TAIWAN

Data Privacy. The Optionee acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of Data contained in the Data Privacy Information and Consent provision of the Terms and Conditions for Optionees outside the U.S. and agrees that, upon the request of the Company or the Employer, the Optionee will provide any executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Optionee's country, either now or in the future. The Optionee understands he or she will not be able to participate in the Plan if the Optionee fails to execute any such consent or agreement.

Securities Law Information. The option and participation in the Plan is made available only to employees of the Company and its subsidiaries. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.

Exchange Control Information. Individuals may acquire foreign currency (including proceeds from the sale of Option Shares) into Taiwan up to a certain threshold (currently, US$5,000,000) per year without justification.

There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount equals a certain threshold (currently, TWD$500,000) or more in a single transaction, the Optionee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

Exchange Control Information. If the Optionee is a Thai resident and the Optionee realizes sale proceeds equal to or in excess of a specified threshold (currently US$1,000,000) in a single transaction, the Optionee is required to repatriate the cash proceeds to Thailand immediately following the receipt of such proceeds and then either convert such repatriation proceeds into Thai Baht or deposit the proceeds into a foreign currency account opened with any commercial bank in Thailand within 360 days of repatriation, unless the Optionee can rely on an applicable exemptions (e.g., where the funds will be used offshore for any permissible purposes under exchange control regulations and the relevant form and supporting documents have been submitted to a commercial bank in Thailand). Further, for repatriated amounts equal to or in excess of the specified threshold, the Optionee understands he or she must specifically report the inward
    APPENDIX A - 15

remittance to the Bank of Thailand on a Foreign Exchange Transaction Form. The Optionee is responsible for ensuring compliance with all exchange control laws in Thailand.

TURKEY

Securities Law Information. Under Turkish law, the Optionee is not permitted to sell any Option Shares acquired under the Plan in Turkey. The Option Shares are currently traded on the Nasdaq Global Select Market, under the ticker symbol “ADI” and the Option Shares may be sold through this exchange.

Exchange Control Information. The Optionee may be required to engage a Turkish financial intermediary to assist with the sale of Option Shares acquired under the Plan. As the Optionee is solely responsible for complying with any applicable financial intermediary requirements, the Optionee should consider consulting his or her personal legal advisor prior to the exercise of the Options or any sale of Option Shares to ensure compliance.

UNITED KINGDOM

Responsibility for Taxes. This provision supplements Section 7 of the Agreement:
Without limitation to Section 7 of the Agreement, the Optionee agrees that the Optionee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Optionee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Optionee’s behalf.
Notwithstanding the foregoing, if the Optionee is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the Optionee understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Optionee, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Optionee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Optionee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be collected from the Optionee by any of the means referred to in Section 7 of the Agreement.
Joint Election. As a condition of the Optionee’s participation in the Plan and the exercise of the Option, the Optionee agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without prejudice to the foregoing, the Optionee agrees to enter into a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or elections. The Optionee further agrees to enter into such other Joint Elections as may be required between the Optionee and any successor to the Company and/or the Employer. The Optionee further agrees that the Company and/or the Employer may collect the Employer’s Liability from the Optionee by any of the means set forth in Section 7 of the Agreement.
If the Optionee does not enter into the Joint Election prior to the exercise of the Option, the Optionee will forfeit the Option and any Option Shares that have been issued will be returned to the Company at no cost to the Company, without any liability to the Company and/or the Employer.
The Joint Election is attached hereto as Appendix D. If the Optionee has signed a Joint Election in the past with respect to Options granted to him or her by the Company and that Joint Election applies to all grants made under the Plan, the Optionee need not sign another Joint Election in connection with this Option grant.
    APPENDIX A - 16

APPENDIX B

ANALOG DEVICES, INC.
2020 EQUITY INCENTIVE PLAN

SPECIAL NOTICE FOR DANISH EMPLOYEES
EMPLOYER STATEMENT

If Section 3(1) of the Act on Stock Options in employment relations, as amended as of January 1, 2019 (the “Act”) applies to your stock option grant, you are entitled to receive the following information regarding Analog Devices, Inc.’s (the “Company’s”) stock option program in a separate written statement.
This statement contains only the information mentioned in the Act. The other terms and conditions of your stock option grant are described in detail in the Analog Devices, Inc. 2020 Equity Incentive Plan (the “Plan”), and the Global Non-Qualified Stock Option Agreement, including the country-specific appendix (the “Agreement”), which have been given to you.
1.    Time of grant of option to purchase stock
The grant date for your stock option is the date that the Company approved a grant for you.
2.    Terms or conditions for option grant
The grant of stock options will be at the sole discretion of the Company. The Company has very broad powers to determine who will receive awards and when, and to set the terms of the awards. The Company may decide, in its sole discretion, not to make any grants of stock options to you in the future. Under the terms of the Plan and the Agreement, you have no entitlement or claim to receive future option grants.
3.    Vesting date or period
Your stock option will vest in accordance with the vesting schedule set forth in Section 1 of your Agreement.
4.    Exercise price
During the exercise period, the stock options can be exercised to purchase stock in the Company at the exercise price stated in the notice of grant which will be no less than 100% of the fair market value of the stock at the time of grant, as determined by the Company.
5.    Your rights upon termination of employment
In the event you terminate employment with the Company group, the vesting and exercise of your Options will be determined in accord with the terms of your Agreement. In addition, you will be ineligible to receive any additional Option grants after your termination.
6.    Financial aspects of participating in the Plan
The grant of stock options has no immediate financial consequences for you. The value of the options is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.
Shares of stock are financial instruments and investing in stocks will always have financial risk. The possibility of profit at the time of exercise will not only be dependent on the Company’s financial development, but also on the general development of the stock market. In addition, before or after you exercise your options, the shares of Company stock could decrease in value even below the exercise price.

Notice Provided By:
Analog Devices, Inc.
One Analog Way
Wilmington, MA 01887
U.S.A.
    APPENDIX B - 1

SÆRLIG MEDDELELSE TIL DANSKE MEDARBEJDERE
ARBEJDSGIVERERKLÆRING
Såfremt § 3, stk. 1, i lov om brug af køberet eller tegningsret m.v. i ansættelsesforhold, som ændret med virkning fra 1. januar 2019 (“Aktieoptionsloven”) finder anvendelse på din tildeling af aktieoptioner, er du berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger om Analog Devices, Inc.’s (“Selskabets”) aktieoptionsprogram.
Denne erklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven. De øvrige kriterier og betingelser for din tildeling af aktieoptioner er detaljeret beskrevet i Analog Devices, Inc. 2020 Equity Incentive Plan (“Planen”) og i Global Non-Qualified Stock Option Agreement inkl. det landespecifikke tillæg (“Aftalen”), som du har fået udleveret.
1.    Tidspunktet for tildeling af retten til at købe aktier
Tidspunktet for tildelingen af din aktieoption er den dato, hvor Selskabets godkendte din tildeling.
2.    Kriterier og betingelser for optionstildelingen
Tildelingen af aktieoptioner sker efter Selskabet eget skøn. Selskabet har meget vide beføjelser til at bestemme, hvem der modtager tildelinger og hvornår, og til at fastsætte betingelserne for tildelingerne. Selskabet kan frit beslutte ikke fremover at tildele dig nogen aktieoptioner. I henhold til Planen og Aftalen har du ikke nogen ret til eller noget krav på i fremtiden at få tildelt optioner.
3.    Modningstidspunkt eller-periode
Din aktieoption modnes som anført i den modningsplan, der fremgår af afsnit 1 i Aftalen.
4.    Udnyttelseskurs
I udnyttelsesperioden kan aktieoptionerne udnyttes til køb af aktier i Selskabet til den udnyttelseskurs, som er angivet i tildelingsmeddelelsen, og som ikke vil være mindre end 100% af aktiernes markedskurs på tildelingstidspunktet som fastsat af Selskabet.
5.    Din retsstilling i forbindelse med fratræden
Hvis din ansættelse i Selskabet eller dets koncern ophører, afhænger modningen og fortabelsen af aktieoptioner af vilkårene i Aftalen. Derudover vil du ikke være berettiget til at få tildelt yderligere aktieoptioner efter din fratræden.
6.    Økonomiske aspekter ved at deltage i Planen
Tildelingen af aktieoptioner har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af optionerne indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige lovpligtige ydelser, der beregnes på grundlag af lønnen.
Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Således afhænger muligheden for at opnå en fortjeneste på udnyttelsestidspunktet ikke blot af Selskabets økonomiske udvikling, men også af den generelle udvikling på aktiemarkedet. Derudover kan Selskabets aktier både før og efter udnyttelsestidspunktet falde til en værdi, der måske endda ligger under udnyttelseskursen.

Meddelelse afgivet af:
Analog Devices, Inc.
One Analog Way
Wilmington, MA 01887
U.S.A.

    APPENDIX B - 2

APPENDIX C

ANALOG DEVICES, INC.
2020 EQUITY INCENTIVE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee
Onscreen disclaimer
If you are liable for National Insurance contributions (“NICs”) in the United Kingdom in connection with your restricted stock units or stock options (“Awards”) granted under the Analog Devices, Inc. 2020 Equity Incentive Plan (the “Plan”), you are required to enter into an Election to transfer to you any liability for employer’s NICs that may arise in connection with your awards.
Clicking on the “ACCEPT” box indicates your acceptance of the Election. You should read the “Important Note on the Election to Transfer Employer NICs” before accepting the Election.
Important Note on the Election to Transfer Employer NICs
If you are liable for National Insurance contributions (“NICs”) in the United Kingdom in connection with Awards that have been granted or assumed and converted under the Plan, you are required to enter into an Election to transfer to you any liability for employer’s NICs that may arise in connection with your Awards.
By entering into the Election:
•you agree that any employer’s NICs liability that may arise in connection with your Awards will be transferred to you;
•you authorize your employer to recover an amount sufficient to cover this liability by such methods set out in the Award agreement including, but not limited to, deductions from your salary or other payments due or the sale of sufficient shares acquired pursuant to your Awards; and
•you acknowledge that even if you have clicked on the “ACCEPT” box where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully before accepting the Election.
Please print and keep a copy of the Election for your records.
    APPENDIX C - 1

APPENDIX C
ANALOG DEVICES, INC.
2020 EQUITY INCENTIVE PLAN
Election To Transfer the Employer’s National Insurance Liability to the Employee
This Election is between:
A.    The individual who has obtained authorized access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive restricted stock units and/or stock options (“Awards”) pursuant to the Analog Devices, Inc. 2020 Equity Incentive Plan (the “Plan”), and
B.    Analog Devices, Inc. of One Analog Way, Wilmington, Massachusetts 01887, U.S.A. (the “Company”), which may grant Awards under the Plans and is entering into this Election on behalf of the Employer.
1.Introduction

1.1     This Election relates to all Awards granted to the Employee or assumed and converted under the Plan up to the termination dates of the Plan.

1.2     In this Election the following words and phrases have the following meanings:
1
(a)“Chargeable Event” means any event giving rise to Relevant Employment Income.

(b)“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)“Relevant Employment Income” from Awards on which employer's National Insurance Contributions becomes due is defined as:

(i)an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);

(ii)an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or

(iii)any gain that is treated as remuneration derived from the earner's employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)the acquisition of securities pursuant to the Awards (within the meaning of section 477(3)(a) of ITEPA);

(B)the assignment (if applicable) or release of the Awards in return for consideration (within the meaning of section 477(3)(b) of ITEPA);

(C)the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA);

(d)“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3     This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on Relevant Employment Income in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4     This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5     This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).
    APPENDIX C - 2

2The Election

(a)The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that, by electronically accepting the Awards (by signing the relevant award agreement in hard copy or electronically accepting the relevant award agreement) or by electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.
3Payment of the Employer’s Liability

3.1     The Employee hereby authorizes the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Chargeable Event:

(i)    by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or
(ii)    directly from the Employee by payment in cash or cleared funds; and/or
(iii)    by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or
(iv)    by any other means specified in the applicable award agreement.
3.2     The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the Awards to the Employee until full payment of the Employer’s Liability is received.

3.3     The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4Duration of Election

4.1     The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2     This Election will continue in effect until the earliest of the following:

(a)(i)    the Employee and the Company agree in writing that it should cease to have effect;
(b)(ii)     on the date the Company serves written notice on the Employee terminating its effect;
(c)(iii)     on the date HM Revenue & Customs withdraws approval of this Election; or
(d)(iv)     after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.
4.3     This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

4.4     Any reference in this Election to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the relevant award agreement. This Election will continue in effect in respect of any awards which replace or replaced the Awards following their grant in circumstances where section 483 ITEPA applies.

    APPENDIX C - 3

Acceptance by the Employee
The Employee acknowledges that, by accepting the Awards (by signing the relevant award agreement in hard copy or electronically accepting the award agreement) or by signing or electronically accepting this Election, the Employee agrees to be bound by the terms of this Election.
Acceptance by Analog Devices, Inc.
Analog Devices, Inc. acknowledges that, by signing this Election or arranging for the scanned signature of an authorized representative to appear on this Election, Analog Devices, Inc. agrees to be bound by the terms of this Election.

Signature for and on behalf of Analog Devices, Inc.

/s/ Chunman Yu
Chunman Yu
Head of Global Total Rewards

Date: Grant Date
Name: Participant Name
    APPENDIX C - 4

SCHEDULE OF EMPLOYER COMPANIES
The following are employer companies to which this Election may apply:
For each company, provide the following details:
Analog Devices Limited

Registered Office:	15 Pressing Lane, Blyth Road, Hayes, England, UB3 1EP
Company Registration Number:	00895439
Corporation Tax Reference:	6873689030216A
PAYE Reference:	120/A4055

Maxim Integrated Products International Sales Limited UK Branch Office (MIPIS Branch Office)

Registered Office:	612 Reading Road, Wokingham, Winnersh, RG41 5HE
Company Registration Number:	BR014351
Corporation Tax Reference:	27787 13294
PAYE Reference:	577/NA44944

    APPENDIX C - 5